UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 21, 2006

DYNAVAX TECHNOLOGIES CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50577 (Commission File Number)	33-0728374 (IRS Employer Identification No.)

2929 Seventh Street, Suite 100, Berkeley, CA (Address of Principal Executive Offices)	94710 (Zip Code)
Registrant’s telephone number, including area code: (510) 848-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 21, 2006 Dynavax Technologies Corporation (“Dynavax”) completed the acquisition of all of the outstanding capital stock of biopharmaceutical and vaccine manufacturer Rhein Biotech GmbH (“GmbH”) from Rhein Biotech NV (“NV”), a company 93%-owned by Berna Biotech AG (“Berna”), for approximately $12.4 million in cash (the “Transaction”), based on the applicable exchange rates. In addition to the purchase price, Dynavax incurred certain employee costs and transaction related expenses. In connection with the closing of the Transaction, GmbH became a wholly-owned subsidiary of Dynavax.
     In connection with the closing of the Transaction, on April 21, 2006 (i) Dynavax, GmbH and NV entered into a definitive commercial agreement regarding certain intellectual property and commercial matters (the “Commercial Agreement”), and (ii) GmbH and Green Cross Vaccine Corp., an affiliate of NV (“Green Cross”), entered into an exclusive license agreement (“Supervax License”).
     Under the Commercial Agreement, the parties agreed as to each of their rights regarding certain intellectual property, revenue and cell lines. Specifically, NV granted Dynavax and GmbH the non-exclusive right and license under relevant intellectual property to use a master cell line for hepatitis B surface antigen production. GmbH granted NV a non-exclusive fully paid license to practice GmbH’s intellectual property with respect to all products other than those that are part of specified programs of GmbH and Dynavax. The specified programs excluded from the scope of NV’s rights include the HEPLISAV program, Supervax program, and other specified programs.
     Dynavax and GmbH committed not to develop or market for a period of time after signing any hepatitis B vaccines, other than HEPLISAV products, for certain indications, and not to develop certain kinds of hepatitis B vaccines, also other than HEPLISAV products, at all during this period. In addition, GmbH and Dynavax granted NV certain first rights regarding Supervax (described below) product development or commercialization for Europe, and certain first rights for Supervax product distribution in Asia. Under the financial terms of the agreement, certain pre-existing licenses between GmbH, NV and their affiliates became fully paid under the Commercial Agreement and NV became entitled to a share of some payments received from third parties under existing third-party licenses.
     Under the Supervax License, Green Cross granted GmbH an exclusive license under Green Cross’s know-how (including clinical data) relating to Supervax, a hepatitis B vaccine. In exchange, GmbH made certain diligence commitments, and agreed to pay Green Cross a certain profit share until Green Cross’s development costs for the product are recouped and a certain profit share for a specified period of time after launch in each country. The license and agreement can be terminated by either party, for the other’s material breach remaining uncured after the contractual cure period elapses.
     On April 24, 2006 the Company filed a press release announcing the closing of the Transaction. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement.
     In connection with the Transaction, Dynavax and NV’s affiliate, Berna, terminated the License and Supply Agreement, which was dated as of October 28, 2003. Accordingly, Berna no longer has an option to commercialize HEPLISAV, and is no longer required to supply or license Dynavax with hepatitis B surface antigen.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     99.1 Press Release of the Registrant, dated April 24, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: April 27, 2006	By:	/s/ Timothy G. Henn
Timothy G. Henn
Chief Accounting Officer and Vice President, Finance and Administration